	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release		FD
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP INC. ANNOUNCES RECORD 2008 SECOND QUARTER RESULTS

SEGUIN, Texas, August 6, 2008 -- Alamo Group Inc. (NYSE: ALG) today reported results for the second quarter and six-months ended June 30, 2008.

Net sales for the second quarter of 2008 were $152.2 million, an increase of 15% compared to net sales of $132.0 million in the second quarter of 2007.  Net income for the quarter was $5.6 million, or $0.56 per diluted share, a 38% increase over $4.0 million, or $0.41 per diluted share, in the second quarter of 2007.  Higher sales in all reporting segments, consistent gross margins and lower operating expenses as a percent of sales, accounted for the increase in net income for the second quarter of 2008.  The acquisition of Rivard Developpement SAS on May 30, 2008, contributed $6.9 million in sales and $0.03 in net income on a per diluted share basis in the 2008 second quarter.  Without the acquisition, net sales were up 10% over 2007 and net income was up 30%.  Income from operations increased to $9.4 million, or 6.2% of sales, in the second quarter of 2008 compared to $7.6 million, or 5.8% of sales, in the prior year.  Both the sales and earnings are the highest quarterly results in Alamo’s history.

Net sales for the first six months of 2008 were $285.9 million, a 13% increase over $252.1 million in the first half of 2007.  Net income for the first half was $8.4 million, or $0.84 per diluted share, versus $4.9 million, or $0.49 per diluted share, in the comparable period in 2007, a 73% increase.  In total, the acquisitions of Rivard and Henke Manufacturing Corp., which was acquired in March 2007, contributed $8.6 million in net sales and $0.05 in net income on a per diluted share basis in the first six months of 2008.  Without the acquisitions, net sales were up 10% over 2007 and net income was up 62%.  Income from operations increased to $14.8 million, or 5.2% of sales, in the first half of 2008 compared to $10.7 million, or 4.2% of sales, in the prior year.

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ALAMO GROUP ANNOUNCES RESULTS FOR THE SECOND QUARTER OF 2008

The Company’s North American Industrial Division sales for the second quarter of 2008 were $72.5 million, compared to $67.6 million, a 7% increase over the prior year’s second quarter.  For the first half of 2008 sales were $135.1 million, up 8% from $125.6 million in 2007. Without the Henke acquisition, which is reported in this Division, Industrial sales in the first half of 2008 were $133.4 million, an increase of 6% versus 2007 levels.  Excavator and vacuum truck sales accounted for the majority of the sales increase, while sweepers, primarily for parking lot contractors, remained soft as reported in the first quarter.

North American Agricultural Division sales were $32.8 million in the second quarter of 2008, up 10% over $29.9 million in 2007.  For the first six months of 2008 sales were $65.3 million, a 10% increase over sales of $59.3 million in 2007.  The Division continues to benefit from strong agricultural commodity prices and increasing farm income.

Alamo’s European Division reported sales of $46.9 million in the second quarter of 2008, a 36% increase over sales of $34.5 million in the 2007 second quarter.  For the first half of 2008 sales were up 27% to $85.6 million compared to $67.2 million in 2007.  Without the Rivard acquisition, which is reported in this Division, second quarter 2008 sales increased by 16% and first half 2008 sales increased by 17%, over the comparable prior year periods.  The internal growth came primarily from an improved agricultural market as well as increased export sales to other non-traditional markets.

Ron Robinson, Alamo Group’s President and Chief Executive Officer commented, “The second quarter of 2008 showed continued growth in sales and earnings as we are steadily improving our operating efficiencies.  Market conditions for our products have also remained steady, though there are areas of weakness.  Despite drought conditions in the Southeast and flooding in the Midwest, our agricultural business in both North America and Europe continues to benefit from strong commodity pricing.  And, while our Industrial sales improved nicely in the quarter, our governmental markets are beginning to show evidence of budget constraints at many state, county and municipal entities throughout both the U.S. and Europe.  This situation will probably continue as governmental entities move into their next budget cycle, possibly resulting in cut backs in equipment utilization and new capital purchases.”

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ALAMO GROUP ANNOUNCES RESULTS FOR THE SECOND QUARTER OF 2008

“Additionally, we continue to face pressure from rapidly increasing raw material costs, particularly for steel, steel products and energy.  To this point we have been able to absorb or pass through increases. However continued increases could potentially dampen the demand for our products if current market factors continue.  We have also been experiencing increased lead times and delays in the delivery of many input materials, which have affected some of our deliveries.  We are currently adjusting our manufacturing schedules to mitigate these issues, but will likely experience some inefficiencies over the short-term.”

“While we feel that softer conditions in some markets and increased input costs will have an effect on our business for the remainder of the year, overall we remain optimistic regarding the outlook for Alamo Group.  Though some of our business areas are impacted by the challenging economic environment, others are doing well as we continue to benefit from the diversity of our product offering in both the U.S. and abroad.  For example, the recent addition of Rivard was accretive to our results this quarter and should continue to benefit us in 2008 and beyond.”

“We have also seen the benefits of our operational improvements on our performance, and remain focused on additional progress in this area which should contribute to our results under any market condition. Overall, we continue to believe that we will achieve earnings growth that should outpace sales growth as we move through the year.”

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor mounted mowing and other vegetation maintenance equipment, excavators, street sweepers, vacuum trucks, snow removal equipment, pothole patchers, agricultural implements and related after market parts and services. The Company, founded in 1969, has over 2,800 employees and operates seventeen plants in North America, Europe and Australia as of June 30, 2008.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)

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ALAMO GROUP ANNOUNCES RESULTS FOR THE SECOND QUARTER OF 2008

ALAMO GROUP REPORTS 2008 SECOND QUARTER RESULTS

Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	06/30/08	06/30/07	06/30/08	06/30/07
North American
Industrial	$72,452	$67,591	$135,063	$125,648
Agricultural	32,768	29,917	65,271	59,311
European	46,940	34,478	85,607	67,174
Total Sales	152,160	131,986	285,941	252,133

Cost of sales	121,656	105,632	230,456	204,222
Gross margin	30,504	26,354	55,485	47,911
	20.0%	20.0%	19.4%	19.0%

Operating Expenses	21,104	18,721	40,723	37,213
Income from Operations	9,400	7,633	14,762	10,698
	6.2%	5.8%	5.2%	4.2%

Interest Expense	(1,889)	(2,207)	(3,724)	(4,390)
Interest Income	529	344	939	633
Other Income (Expense)	408	181	659	234

Income before income taxes	8,448	5,951	12,636	7,175
Provision for income taxes	2,883	1,916	4,239	2,307

Net Income	$5,565	$4,035	$8,397	$4,868

Net income per common share:
Basic	$0.57	$0.41	$0.86	$0.50

Diluted	$0.56	$0.41	$0.84	$0.49

Average common shares:
Basic	9,799	9,770	9,798	9,768

Diluted	9,957	9,962	9,939	9,955

Summary Balance Sheet Data

	06/30/08	12/31/07	06/30/07
Receivables	149,809	109,260	123,628
Inventories	134,709	118,285	128,909
Current Liabilities	107,409	67,578	78,825
Long Term Debt	105,355	78,527	101,750
Equity	208,423	198,698	189,454